Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7798

FOR IMMEDIATE RELEASE
February 16, 2005

PEABODY ENERGY (NYSE: BTU) ACQUIRES 327 MILLION TONS
OF HIGH-QUALITY POWDER RIVER BASIN COAL RESERVES

ST. LOUIS, Feb. 16 – Peabody Energy (NYSE: BTU) today announced that one of its companies is the winning bidder for 327 million tons of ultra-low sulfur coal reserves in the Powder River Basin of Wyoming.

The new “West Roundup” reserve area, combined with existing Peabody reserves north of the North Antelope Rochelle Mine, creates a reserve block of nearly 800 million tons of ultra-low sulfur premium Btu coal. Peabody believes the strategic reserve block will provide a low-cost, high-quality base to support new mining facilities in the future.

Peabody controls more than 3.5 billion tons of Powder River Basin coal reserves, and is well-positioned to meet the strong expected long-term demand growth from the region. Industry analysts project that coal demand from the Southern Powder River Basin could grow by as much as 85 percent, to 700 million tons per year or more, within 20 years.

The winning bid for the reserves was $0.97 cents per mineable ton, made through a sealed bid auction process. If the Bureau of Land Management determines that the offer meets the agency’s fair market analysis, Peabody expects to finalize the lease acquisition over the next 60 to 90 days.

Peabody’s North Antelope Rochelle Mine, located in Campbell County, Wyo., shipped more than 80 million tons in 2004. Peabody’s Powder River Coal Company mines last year shipped a record 115 million tons of coal. Government data demonstrates that Powder River Coal operated the most productive mine in America, and three of the four most productive mines through the first nine months of 2004.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons of coal and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.